                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant To Section 14(A) Of The Securities
                              Exchange Act Of 1934


FILED BY THE REGISTRANT  [X]    FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  DESIGNS, INC.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

-------------------------------------------------------------------------------

DSN74B                          DETACH HERE



                                     PROXY
                                 DESIGNS, INC.
                   66 B STREET, NEEDHAM, MASSACHUSETTS 02494

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on June 26, 2000.

The undersigned stockholder of Designs, Inc., hereby appoints David A. Levin and Jeffrey M. Unger, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Monday, June 26, 2000, at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned to others for such Annual Meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE                                            SEE REVERSE SIDE

DSN74A                             DETACH HERE


[X]Please mark
   votes as in
   this example.
IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESIGNS, INC. DATED MAY 30, 2000.

         The Board of Directors recommends a vote "FOR" Items 1 and 2.


1. Election of Directors:
Nominees: (01) Seymour Holtzman, (02) David A. Levin, (03) Stanley I. Berger,
(04) Alan Cohen, (05) Jesse Choper, (06) Jeremiah P. Murphy,Jr.,
(07) Robert L. Patron, (08) Joseph Pennacchio, (09) George T. Porter, Jr.and
(10) John J. Schultz
             ____                           ____
FOR         |    |                 WITHHELD|    |
ALL NOMINEES|____|                 FROM ALL|____|
                                   NOMINEES
 ____
|    |
|____|  ____________________________
For, except vote withheld from the nominee(s) as noted above.

2. To act upon the proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares available for issuance thereunder and to extend the termination date of the 1992 Plan until April 2, 2007.

     FOR            AGAINST        ABSTAIN
     ____            ___             ___
    |    |          |   |           |   |
    |____|          |___|           |___|



                                                                           __
                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [__]
                                                                           __
                            MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [__]


IMPORTANT: Please sign your name or names exactly as printed on this proxy and fill in the date next to your signature. If more than one person is named, each must sign. When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the stockholder is a corporation, this proxy should be signed by an authorized officer and such officer should state his/her title.

Signature:_____________ Date:_________ Signature:______________ Date:__________

                                  DESIGNS, INC.

                    Notice of Annual Meeting of Stockholders

                           to be held on June 26, 2000

Notice is hereby given that the 2000 Annual Meeting of Stockholders of Designs, Inc. (the "Company") will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts, 02494 at 10:00 A.M., local time, on Monday, June 26, 2000 for the following purposes:

         1. To elect ten directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
         2. To act upon a proposal to amend the Company's 1992 Stock Incentive Plan to increase the number of shares available for issuance thereunder and to extend the termination date of the 1992 Stock Incentive Plan until April 2, 2007.
         3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR the election of all ten nominees to serve as directors of the Company and FOR the proposal to amend the Company's 1992 Stock Incentive Plan.

The Company's Annual Report on Form 10-K for the fiscal year ending January 29, 2000 is being mailed to stockholders along with the attached proxy statement.

The Board of Directors has fixed the close of business on May 15, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on May 15, 2000 will be available for inspection by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the Company's principal executive office, 66 B Street, Needham, Massachusetts, 02494, beginning on June 15, 2000 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.


                                 By order of the Board of Directors,

                                 JEFFREY M. UNGER
                                 Assistant Secretary



Needham, Massachusetts
May 30, 2000

-----------------------------------------------------------------------------
IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 66 B Street, Needham, Massachusetts 02494, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.
------------------------------------------------------------------------------

1

                                  DESIGNS, INC.
                                   66 B Street
                          Needham, Massachusetts 02494
                                 (781) 444-7222

                                 Proxy Statement
                         Annual Meeting of Stockholders

                                  June 26, 2000


                                 USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about May 30, 2000, in connection with the solicitation by the Board of Directors of Designs, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders, to be held on Monday, June 26, 2000, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' direction. Stockholders are encouraged to vote on the matters to be considered. However, if no choice has been specified by a stockholder, the shares covered by an executed proxy will be voted as recommended by management. Any stockholder may revoke such stockholder's proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

At the close of business on May 15, 2000, the record date for the Annual Meeting, there was 16,441,251 shares of the Company's Common Stock, $0.01 par value ("Common Stock") issued and outstanding. Each share is entitled to one vote at the Annual Meeting. A plurality of the votes of shares of the Common Stock properly cast is required to elect directors. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present or represented at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder's shares from the quorum count by declaring such shares absent from the Annual Meeting. Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to election of directors and will not count as votes for or against such election. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

                                     ITEM 1

                              ELECTION OF DIRECTORS

The Board of Directors has determined, in accordance with the By-Laws of the Company, as amended (the "By-Laws"), that the Board of Directors to be elected at the Annual Meeting shall consist of ten members. There are ten nominees, each of whom currently serves as a member of the Board of Directors of the Company, to be elected to serve on the Board until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Stanley I. Berger, Jesse Choper, Alan Cohen, Jeremiah
P. Murphy, Jr., Robert L. Patron, Joseph Pennacchio, George T. Porter, Jr. and John J. Schultz. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.

Set forth below is certain information regarding the Company's nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of May 15, 2000 and the year in which each became a director of the Company:

                                                                       DIRECTOR
           NAME              AGE             POSITION                    SINCE
         ---------          -------         --------------            ---------
Seymour Holtzman..........    63    Chairman of the Board and Director     2000

David A. Levin............    49    President, Chief Executive Officer     2000
                                     and Director

Stanley I. Berger..........   70    Director                          1976-1999
                                                                       and 2000

Jesse Choper...............   64    Director                               1999

Alan Cohen.................   63    Director                               2000

Jeremiah P. Murphy, Jr....    48    Director                               1999

Robert L. Patron.....-.....   54    Director                               1999

Joseph Pennacchio.........    53    Director                               1999

George T. Porter, Jr.......   53    Director                               1999

John J. Schultz.............  63    Director                               1999

The Board of Directors unanimously recommends that you vote FOR the election of the ten individuals named above as directors of the Company.

Directors
Seymour Holtzman was appointed a director of the Company on April 7, 2000 and Chairman of the Board on April 11, 2000. Mr. Holtzman is Chairman and Chief Executive Officer of Jewelcor Management Inc.; C.D. Peacock, Inc., a prominent Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company. In addition, Mr. Holtzman served as President and Chief Executive Officer of Jewelcor Incorporated (a formerly New York Stock Exchange listed company) from 1973 to 1988. From 1986 to 1988, Mr. Holtzman was Chairman and Chief Executive Officer of Gruen Marketing Corporation (a formerly American Stock Exchange listed company), which distributed watches nationwide and operated retail factory outlets. Mr. Holtzman is currently on the Board of Directors of Little Switzerland, Inc. and Ambanc Holding Co., Inc.

David A. Levin was appointed President and Chief Executive Officer of the Company on April 10, 2000 and a director of the Company on April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc. from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc. from 1991 to 1995. Mr.Levin has worked in the retail industry for more than 29 years.

Stanley I. Berger is a founder of the Company and served as Chairman of the Board from 1976 to 1999. Mr. Berger also served as the Company's Chief Executive Officer from January 1993 until December 1994. Prior to January 1993, Mr. Berger served as the President and Chief Operating Officer of the Company since 1977. Mr. Berger has been a director of the Company since its inception, except for the period between October 8, 1999 and April 11, 2000.

Alan  Cohen was  appointed as a director of the Company on May 2, 2000.
Mr. Cohen has been Chairman of Alco Capital Group, which specializes in corporate restructuring, reorganizations, and other turnaround situations, since 1975. Currently he serves as the court appointed trustee of County Seat Stores, Inc., a nation-wide chain of specialty apparel stores. Mr. Cohen is also on the Board of Directors of Ames Department Stores, Inc.

Jesse Choper was elected a director of the Company on October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law where he has taught since 1965. From 1960 to 1961 Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren.

Jeremiah P. Murphy, Jr. was elected a director of the Company on October 8, 1999. Mr. Murphy has been the President of the Harvard Cooperative Society, a 177-year-old member based retail business, since 1991. From 1987 to 1991, Mr. Murphy was Vice-President/General Manager of Neiman Marcus' largest and most profitable store, North Park, Dallas, Texas.

Robert L. Patron was elected a director of the Company on October 8, 1999.
Mr. Patron is a lawyer and successful real estate developer. Over the last 30 years, Mr. Patron has developed 65 commercial and residential properties in 13 states.

Joseph  Pennacchio was elected a director of the Company on October 8, 1999.
Mr. Pennacchio has been President of Aurafin LLC, a privately held jewelry manufacturer and wholesaler, since 1997. From May 1994 to May 1996, Mr. Pennacchio was President of Jan Bell Marketing, a $250 million jewelry retailer, which is listed on the American Stock Exchange. Mr. Pennacchio was also President of Jordan Marsh Department Stores from 1992 to 1994.

George T. Porter, Jr. was appointed a director of the Company on October 28, 1999. Mr. Porter was President of Levi's USA for Levi Strauss & Co. from 1994 to 1997. Since 1974, Mr.Porter held various positions at Levi Strauss & Co., including President of Levi's Men's Jeans Division. Mr. Porter was also Corporate Vice President, General Manager, Nike USA from 1997 to 1998.

John J. Schultz was elected a director of the Company on October 8, 1999.
Mr. Schultz served as the Company's interim President and Chief Executive Officer from October 20, 1999 until April 10, 2000. Mr. Schultz has more than thirty-five years of retail experience and has been an active consultant to the retail industry since 1983. Mr. Schultz served as President of the National Retail Federation, a leading retail industry trade association from 1991 to 1995.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.


Executive Officers

Daniel O. Paulus, 52, has been Senior Vice President, General Merchandise Manager since February 4, 2000. Mr. Paulus joined the Company in 1998 after operating The Designs/OLS Partnership for 4 years. The Designs/OLS Partnership was a joint venture between subsidiaries of the Company and Levi Strauss & Co. The Company was a 70% partner in the joint venture.

Kenneth F. Rogers Jr., 52, has been Senior Vice President, Chief Financial Officer and Treasurer since February 4, 2000. Mr. Rogers joined the Company as its Vice President and Special Assistant to the Chief Executive Officer in November 1999. Prior to joining the Company, from 1982 through May 1999, Mr. Rogers held the position of Chief Financial Officer, Vice President and Director with Leejay, Inc. D/B/A Boston Bed and Bath, a regional operator of better linen and domestic specialty stores.

Executive officers serve at the discretion of the Board of Directors.

Board of Directors and Committee Meetings

The Board of Directors met thirteen times during the Company's fiscal year ended January 29, 2000 ("fiscal year 2000"). At the 1999 Annual Meeting of Stockholders on October 8, 1999, the Company's stockholders voted not to re-elect any members of the Board who had served during the first eight months of fiscal year 2000. Of these prior directors, Messrs. Berger, Joel H. Reichman, James G. Groninger, and Peter L. Thigpen attended all nine meetings which were held during their tenure on the Board. Messrs. Melvin I. Shapiro and Bernard M. Manuel attended eight meetings during their tenure. The new Board of Directors held four meetings during fiscal year 2000 after their election at the October 8, 1999 Annual Meeting. Messrs. Pennacchio, Schultz, Murphy, Patron and Choper attended all four meetings. Messrs. Porter and James Mitarotonda, who later resigned from the Board, were elected to the Board on October 28, 1999 and attended both meetings held after their appointment to the Board.

Because the stockholders of the Company voted not to re-elect any of the Company's former directors on October 8, 1999, the Company had two groups of Committee members for all Committees during fiscal year 2000. Prior to October 8, 1999, the Board of Directors had an Audit Committee consisting of Messrs. Berger, Groninger, Shapiro, and Thigpen, a Compensation Committee consisting of Messrs. Groninger, Manuel and Thigpen, a Corporate Governance Committee consisting of Messrs. Berger, Groninger, Manuel, Shapiro and Thigpen, and a Special Committee consisting of Messrs. Groninger, Thigpen and Manuel. After October 8, 1999, the new Board of Directors had an Audit Committee consisting of Messrs. Choper, Murphy and Mitarotonda, a Compensation Committee consisting of Messrs. Choper and Pennacchio, a Corporate Governance Committee consisting of Messrs. Pennacchio, Schultz and Murphy, and a Real Estate Committee consisting of Messrs. Patron, Schultz and Murphy. None of the Committees as constituted after October 8, 1999, held any formal meetings in fiscal year 2000.

The Audit Committee meets periodically with management and the Company's independent accountants to review matters relating to the Company's financial reporting, the adequacy of internal accounting controls and the scope and results of audit work. The Audit Committee as constituted prior to October 8, 1999 met two times during fiscal year 2000. Messrs. Berger, Groninger, Shapiro and Thigpen attended both of those meetings of the Audit Committee.

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the 1992 Stock Incentive Plan), supervises benefit plans and makes recommendations regarding them to the Board of Directors. The Compensation Committee met two times during fiscal year 2000 and all members attended all of the meetings during their tenure on the Compensation Committee.

The Corporate Governance Committee is responsible for performing functions related to governance of the Company, including, but not limited to, planning for the succession and promotion of executive officers of the Company, nominating individuals for election to the Board of Directors and establishing, coordinating and maintaining the Company's corporate compliance programs. The Corporate Governance Committee met once during fiscal year 2000. Messrs. Berger, Groninger, Manuel, Shapiro and Thigpen attended that Corporate Governance Committee meeting.

The Corporate Governance Committee is responsible for reviewing the nomination of individuals for election to the Board of Directors by stockholders of the Company. Any stockholder wishing to nominate an individual for election to the Board of Directors must send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received by the Company within the time limits set by, and must in all other respects comply with, Section 4.16 of the Company's By-Laws in order for the proposed nominee to be considered for election to the Board of Directors. Any stockholder who has complied with the timing, informational and other requirements set forth in Section 4.16 and who seeks to make such a nomination, or such stockholder's representative, must be present in person at the Annual Meeting of Stockholders of the Company at which such nominee's election is to be considered.

The Special Committee of the Board was created on December 11, 1998 for the purpose of managing the process of seeking a buyer of the Company and to review any and all proposals for the Company. The Special Committee met thirty-four times during fiscal 2000 prior to the vote by stockholders not to re-elect the former directors on October 8, 1999. Messrs. Groninger and Thigpen attended all thirty-four meetings, while Mr. Manuel attended twenty-three meetings. Such Special Committee is no longer in existence.

Audit Committee

On December 14, 1999, the Securities and Exchange Commission (the "Commission") adopted new rules designed to improve disclosure relating to the functioning of audit committees and to enhance the reliability and creditability of financial statements of public companies. On April 11, 2000, the Board of Directors appointed Mr. Joseph Pennacchio to the Audit Committee to replace Mr. James Mitarotonda, who resigned from the Board of Directors on April 4, 2000. In accordance with these new rules, the Audit Committee, comprised of Mr. Jesse Choper, Chairman, Mr. Joseph Pennacchio and Mr. Jeremiah P. Murphy Jr., approved on May 12, 2000 a written charter for the committee. The Company is required to attach a copy of the charter every three years, effective for all proxy statements relating to meetings of stockholders held after December 15, 2000. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Exhibit A. In addition, the three members of the Committee are "independent" as defined by the standards of The Nasdaq Stock Market ("Nasdaq").

Compensation Committee Interlocks and Insider Participation

James G. Groninger, Bernard M. Manuel and Peter L. Thigpen served on the Compensation Committee during fiscal year 2000 until they were not re-elected as directors by the Company's stockholders on October 8, 1999. Thereafter, the Compensation Committee consisted of Messrs. Choper and Pennacchio. Persons serving on the Compensation Committee had no relationships with the Company in fiscal year 2000 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on such entity's board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Commission. The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal year 2000 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 2000, the Company believes that the current Reporting Persons complied with all applicable Section 16(a) reporting requirements and all required reports were filed in a timely manner.

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer, the Chief Financial Officer and the General Merchandise Manager of the Company as of January 29, 2000 and for the three former executive officers of the Company, including Joel H. Reichman, former Chief Executive Officer, who resigned in October 1999, Scott N. Semel, former General Counsel, who resigned in January 2000, and Carolyn R. Faulkner, former Chief Financial Officer, who resigned in January 2000 (collectively, the "Named Executive Officers"), for fiscal year 2000 and the fiscal years ended January 30, 1999 ("fiscal year 1999") and January 31, 1998 ("fiscal year 1998").

                           Summary Compensation Table

                                                                         Long-Term
                 Name and                                 Annual        Compensation
            Principal Position            Fiscal       Compensation        Awards      All Other
           (at January 29, 2000)           Year     Salary      Bonus      Options   Compensation(1)
           ---------------------           ----     ------      -----      -------   ---------------

John J. Schultz                           2000     $ 58,000     $ -0-      30,000       $  -0-
 Interim President and
 Chief Executive Officer (2)

Kenneth Rogers                            2000     $ 28,269     $ -0-        -0-        $     42
 Senior Vice President,
 Chief Financial Officer and Treasurer

Dan O. Paulus                             2000     $233,700     $ 70,000     -0-        $  3,540
 Senior Vice President and
 General Merchandise Manager

Joel H. Reichman                          2000     $358,324(3)  $ -0-        -0-        $  2,815
  Former President and                    1999     $375,000     $ -0-     270,000       $  3,671
  Chief Executive Officer                 1998     $375,000     $ -0-      40,000       $  3,621

Scott N. Semel                            2000     $294,471     $ -0-        -0-        $  3,134
  Former Executive Vice President,        1999     $290,000     $ -0-     150,000       $  3,566
  General Counsel and Secretary           1998     $290,000     $ -0-      40,000       $  3,472

Carolyn R. Faulkner                       2000     $218,508     $ -0-        -0-        $  3,018
  Former Vice President, Chief Financial  1999     $210,000     $ -0-      80,000       $  3,497
  Officer and Treasurer                   1998     $210,000     $ -0-       5,000       $  3,453

---------------
(1) The amounts disclosed in this column covering fiscal year 2000 represent:
    (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Schultz $0, Mr. Rogers $42 and Mr. Paulus $324) and former executive officers (Mr. Reichman $480; Mr. Semel $419, and Mrs. Faulkner $303); (ii) matching contributions made by the Company for the benefit of each of the following Named Executive Officers to the Company's retirement plan (the "401(k) Plan") established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), (Mr. Paulus $3,216, Mr. Reichman $2,335, Mr. Semel $ 2,715 and Mrs. Faulkner $ 2,715); and (iii) severance benefits to Mr. Reichman, Mr. Semel and Mrs. Faulkner under the terms of their Severance Agreements with the Company (described below), which are dated January 13, 2000, January 20, 2000, and January 15, 2000, respectively, pursuant to which Severance Agreements, bi-weekly payments will be made to the executives until November 9, 2001 for Mr. Reichman, November 9, 2001 for Mr. Semel and December 7, 2001 for Mrs. Faulkner; in fiscal year 2000, the Company established reserves to meet the obligations under the Severance Agreements for the three former executives. For fiscal year 2000, no payments were made under these respective Severance Agreements.

(2 Mr. Schultz acted in the position of interim President and Chief Executive Officer from October 20, 1999 until April 10, 2000.

(3) Includes payment for vacation time not taken in the amount of $42,314.


      Option Grants Table. The following Option Grants Table sets forth certain information as of January 29, 2000, regarding stock options granted during fiscal year 2000 by the Company to the Named Executive Officers.


                        Option Grants In Last Fiscal Year

                                                                                Potential Realizable
                                                    Individual Grants             Value of Assumed
                    Number of           Percent of                                  Annual Rates of
              Shares of Common Stock   Total Options                                 Stock Price
                    Underlying           Granted       Exercise                   Appreciation for
                Options Granted      to Employees in   Price Per  Expiration       Option Term (2)
                                        Fiscal Year      Share       Date         5%            10%
-------------    --------------         -------        -------    ---------     ----------    --------
John J. Schultz(1)   30,000              100%          $1.297    10/28/09        $  24,470    $ 62,013

---------------

(1) Options were granted to Mr. Schultz pursuant to his consulting agreement. The options granted are non-qualified and were granted outside of the 1992 Stock Incentive Plan.
(2) The amounts shown on these columns represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation (based on a market value on the date of the grant of $1.297 per share for Mr. Schultz's options) of 5% and 10% compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

401(k) Plan

On January 27, 1993, the Board of Directors adopted the 401(k) Plan. All eligible employees of the Company are entitled to participate in such plan. The 401(k) Plan permits each participant to defer up to fifteen percent of such participant's annual salary up to a maximum annual amount ($10,500 in calendar years 1998 and 1999). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal year 2000, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

Senior Executive Incentive Plan

The Company's Senior Executive Incentive Plan (the "SEIP") was initially adopted by the Board of Directors of the Company during the fiscal year 1996. The SEIP is an incentive compensation plan under which executive officers of the Company may be eligible to receive annual cash bonus payments. For a more complete description of the SEIP, please refer to the "Compensation Policies" portion of the Compensation Committee Report set forth below.

Key Man Insurance

The Company had obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Reichman. However, the policy was cancelled when Mr. Reichman resigned in October 1999.

Employment Agreement

The Company entered into an employment agreement ("Employment Agreement"), effective as of March 31, 2000, with David A. Levin for a two-year term ending March 31, 2002. The Employment Agreement will automatically renew for successive one-year terms unless either party notifies the other to the contrary at least 90 days prior to expiration of the then current term. The Employment Agreement requires Mr. Levin to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his duties. Pursuant to the Employment Agreement, Mr. Levin will be paid a base salary at an annual rate of $375,000 for the two-year term. The Employment Agreement provides that the annual rate of base salary for the renewal term may be increased by the Compensation Committee of the Board of Directors in its sole discretion. The Employment Agreement also provides for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While Mr. Levin is employed by the Company, the Company will provide him an automobile allowance in the amount of $600.00 per month. He is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

The Employment Agreement provides that in the event Mr. Levin's employment is terminated by the Company at any time for any reason other than "justifiable cause" (as defined in the Employment Agreement), disability or death, the Company is required to pay executive the lesser of (1) the base salary for the remaining term of the Employment Agreement or (2) an amount equal to one half of Mr. Levin's annual salary. If the remaining term of the Employment Agreement on the date of termination is more than six months, Mr. Levin must make a good faith effort to find new employment and mitigate damages, costs and expenses to the Company. If he is terminated without justifiable cause within one year after a Change of Control of the Company (as defined in the Employment Agreement) has occurred, Mr. Levin shall receive a lump sum payment in the amount of (1) the base salary for the remaining term of the Employment Agreement or (2) an amount equal to the current base salary for one year. The Employment Agreement contains confidentiality provisions pursuant to which Mr. Levin agrees not to disclose confidential information regarding the Company. The Employment Agreement also contains covenants pursuant to which the Mr. Levin agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company.

For purposes of the Employment Agreement, a "Change in Control of the Company" shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended ("Group"), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company ("Voting Stock") or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following named persons were the only persons or entities believed by the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of May, 15, 2000. The Company is informed that, except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners

                                               Number of Shares       Percent
   Name and Address of Beneficial Owner       Beneficially Owned    of Class (1)
------------------------------------------    ------------------    -----------

Jewelcor Management, Inc.................         2,464,671  (2)        14.99%
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pa. 18702

Grace & White, Inc.......................         1,954,457  (3)        11.89%
515 Madison Avenue
New York, New York 10022

Franklin Resources, Inc..................         1,870,000  (4)        11.37%
777 Mariners Island Boulevard
  San Mateo, California 94403

Stanley I. Berger........................           968,994              5.89%
100 Essex Road
Chestnut Hill, Massachusetts 02467

--------------
(1) As of May 15, 2000, 16,441,251 shares of Common Stock were issued and outstanding.

(2) The Company received an Amendment No. 24 to Schedule 13D dated April 11, 2000, stating that Jewelcor Management Inc. ("JMI") was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. As of such date, JMI had sole voting and dispositive power with respect to 2,464,671 of those shares, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(3) The Company received an Amendment No. 2 to the Schedule 13G dated February 7, 2000, stating that Grace & White, Inc. ("Grace & White") was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. The report on Schedule 13G indicates that at December 31, 1999 Grace & White had sole voting power with respect to 183,000 shares and that Grace & White may be deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, 1,954,457 shares over which it had sole dispositive power. In the past, Grace & White indicated that the shares were acquired in the ordinary course of investment advisory business and not with the purpose of changing or influencing the control of the Company.

(4) The Company received an Amendment No. 2 to Schedule 13G dated January 20, 2000 and filed jointly by Franklin Resources, Inc. ("Franklin"), Franklin Advisor Services, Inc. ("FASI"), Charles B. Johnson and Rupert H. Johnson, Jr. FASI is an investment advisor; Franklin is the parent holding company of FASI; and Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding stock and are principal stockholders of Franklin. The report on Schedule 13G states that Franklin has sole voting and sole dispositive power over 1,870,000 shares as of January 19, 2000. The report further states that the shares were beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment adviser subsidiaries of Franklin. In the past, Franklin indicated that the shares were acquired in the ordinary course of investment advisory business and not with the purpose of changing or influencing the control of the Company.


Security Ownership of Management

As of May 15, 2000, the following directors of the Company, executive officers of the Company and the three former executive officers of the Company named in the Summary Compensation Table set forth below, and such directors, executive officers and former executive officers as a group, were the beneficial owners of the indicated number of issued and outstanding shares of Common Stock. Except as indicated, all of them have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                               Number of Shares       Percent
    Name and Title                            Beneficially Owned    Of Class (1)
---------------------------------------    ------------------------ ---------------

Seymour Holtzman                                   2,464,671  (2)        14.99%
 Chairman of the Board and Director

David A. Levin                                            --             --
 Chief Executive Officer, President and Director

John J. Schultz                                       35,635  (3)         *
 Director and former interim President
 and Chief Executive Officer

Kenneth F. Rogers, Jr.                                    --             --
 Senior Vice President, Chief Financial Officer
 and Treasurer

Daniel O. Paulus                                      30,000              *
 Senior Vice President
 and General Merchandising Manager

Stanley I. Berger                                    968,994              5.89%
 Director

Jesse Choper                                          20,399              *
 Director

Alan Cohen                                                --             --
 Director

Jeremiah P. Murphy, Jr.                               15,429              *
 Director

Robert L. Patron                                     285,819  (4)         1.74%
 Director

Joseph Pennacchio                                     13,236              *
 Director

George T. Porter, Jr.                                 37,038  (5)         *
 Director

Joel H. Reichman                                      45,955  (6)         *
 Former President, Chief Executive Officer
 and Director

Scott N. Semel                                        38,037  (7)         *
 Former Executive Vice President, General Counsel
 and Secretary

Carolyn R. Faulkner                                   13,000  (8)         *
 Former Vice President, Chief Financial Officer
 and Treasurer

Directors, Executive Officers and former
 Executive Officers as a group (13 persons)        3,938,213             23.95%

---------------
  *  Less than 1%

(1) As of May 15, 2000, 16,441,251 shares of Common Stock were issued and outstanding.

(2) Mr. Holtzman may be deemed to have shared voting and investment power over 2,464,671 shares of Common Stock beneficially owned by JMI, of which Mr. Holtzman is the Chairman, President and Chief Executive Officer.

(3)  Includes 30,000 shares subject to stock options exercisable within 60 days.

(4) Includes 30,000 shares subject to stock options exercisable within 60 days held by Business Ventures International, Inc. Mr. Patron is the sole owner of Business Ventures International, Inc.

(5)  Includes 30,000 shares subject to stock options exercisable within 60 days.

(6) Mr. Reichman's employment with the Company and services as an officer ended on October 20, 1999. Includes 280 shares owned by Mr. Reichman's wife and 427 shares owned by Mr. Reichman's children, as to which 707 shares Mr. Reichman disclaims beneficial ownership.

(7) Mr. Semel's employment with the Company and services as an officer ended on January 20, 2000. Includes 450 shares owned by Mr. Semel's daughter, as to which he disclaims beneficial ownership.

(8) Ms. Faulkner's employment with the Company and services as an officer ended on January 15, 2000. Includes 12,000 shares beneficially owned by Mrs. Faulkner's husband, as to which she disclaims beneficial ownership.

Director Compensation

During fiscal year 2000, non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors in which they participated. During fiscal year 2000, non-employee directors of the Company were paid, in addition to reimbursement of expenses, for meetings of committees of the Board in which they participated as follows: $3,000 for each Compensation Committee meeting; $3,000 for each Special Committee meeting, $1,500 for each Audit Committee meeting; and $1,500 for each Corporate Governance Committee meeting. During fiscal year 2000, non-employee directors of the Company were also eligible to participate in the Company's 1992 Stock Incentive Plan, as amended (the "1992 Stock Incentive Plan"). Prior to January 20, 2000, under the provisions of the 1992 Stock Incentive Plan, each non-employee director of the Company who was elected by the stockholders to the Board would automatically be granted, upon such election, a stock option to purchase 10,000 shares of Common Stock at the fair market value of Common Stock on the date of grant. Each non-employee director of the Company who was re-elected by the stockholders to the Board would be granted, upon such re-election, a stock option to purchase 3,000 shares of Common Stock at the then fair market value of Common Stock. On January 20, 2000, the Board of Directors amended the plan to provide for the grant to each non-employee director of the Company a stock option to purchase 15,000 shares of Common Stock upon such director's election and a stock option to purchase 15,000 shares of Common Stock upon such director's re-election. The 1992 Stock Incentive Plan further provides that each of such stock options becomes exercisable in three equal annual installments commencing twelve months following the date of grant and has a ten-year term. The 1992 Stock Incentive Plan also provides that non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Stock Incentive Plan ("Unrestricted Stock") by entering into an irrevocable agreement with the Company in advance of the beginning of a calendar year.


                                     ITEM 2

            PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK INCENTIVE PLAN
       TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER
                 AND TO EXTEND THE 1992 STOCK INCENTIVE PLAN'S
                     DATE OF TERMINATION UNTIL APRIL 2, 2007

On May 19, 2000, the Board of Directors approved an amendment to the Company's 1992 Stock Incentive Plan ("the 1992 Plan") which, if approved by Stockholders, would increase the number of shares authorized for issuance thereunder from 2,430,000 shares to 4,430,000 shares and to extend the date of termination of the 1992 Plan from April 2, 2002 until April 2, 2007.

The 1992 Plan is administered by the non-employee director members of the Compensation Committee or any other committee of not less than two non-employee directors performing similar functions, as appointed by the Company's Board of Directors from time to time (the "Committee"), and permits the granting to officers and key employees, at the discretion of such Committee, of a variety of stock incentive awards based on the Common Stock of the Company. Awards under the 1992 Plan include stock options (both incentive options and non-qualified options), grants of conditioned stock, grants of stock contingent upon the attainment of performance goals, and unrestricted grants of stock. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Effective May 1, 1991, the Commission substantially amended its rules governing short-swing profit recapture under Section 16 of the Securities Exchange Act of 1934, as amended. Section 16, which applies to directors, officers and greater-than-10%-stockholders of the Company, provides that any profit resulting from the purchase and sale, or sale and purchase, of the Company's Common Stock within a six-month period is recoverable by the Company. Under the amended rules, the grant of a stock option or other award under the 1992 Plan will, unless exempt pursuant to Rule 16b-3, be treated as a purchase of the underlying stock, while the exercise of a stock option will normally be exempt and not treated as a purchase. The 1992 Plan is intended to conform to the requirements of amended Rule 16b-3 and if the proposed amendments are approved by Stockholders, the 1992 Plan will continue to qualify thereunder.

The Board of Directors believes that stock options and other stock based awards can play an important role in the success of the Company, by encouraging and enabling the officers, key employees and directors of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Company is located in Boston, Massachusetts and is competing with many start-up ventures that grant large number of stock options as a means to recruit highly skilled employees. The Board of Directors anticipates that providing such persons with a direct stake in the Company's welfare will assure a closer identification of the interests of employees with those of the Company and its stockholders. Thereby stimulating employees efforts on the Company's behalf and strengthening their desire to remain with the Company. However, as a May 19, 2000, there are only 1,087,214 remaining shares available for grant.

The Board of Directors believes that the proposed amendment to the 1992 Plan, will provide a greater range of stock based incentive awards and permit greater flexibility in the terms of such awards then are currently available. Accordingly, the Board of Directors recommends that shareholders approve an increase in the number of authorized shares under the 1992 Plan by 2,000,000 to a total of 4,230,000 shares and extend the termination date of the 1992 Plan from April 2, 2002 to April 2, 2007.

Approval of the amendments to the 1992 Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that you vote FOR the amendments to the 1992 Plan to increase the number of shares available in the 1992 Plan and to extend the 1992 Plan's expiration date.

Summary of the 1992 Plan
The following description of certain features of the 1992 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1992 Plan. The Company will furnish without charge a copy of the 1992 Plan to any stockholder of the Company upon receipt from any such person of an oral, written or e-mail request for the Plan. Such request should be sent to the Company at Designs, Inc. 66 B Street, Needham, Massachusetts 02494, or made by telephone at (781) 444-7222 ext. 6299 or by e-mail at junger@designsinc.com.

Plan Administration; Eligibility. The 1992 Plan is administered by the Compensation Committee. All members of the Committee must be "disinterested persons" as that term is defined under the rules promulgated by the Commission.

The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1992 Plan. Persons eligible to participate in the 1992 Plan will be those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee. Non-employee directors are also eligible to participate in the 1992 Plan on a limited basis.

Stock Options for Employees. The 1992 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code, and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the shares on the date of grant in the case of Incentive Options and not be less than 85% of the fair market value of the shares on the date of grant in the case of Non- Qualified Options.

The term of each option shall be fixed by the Committee and may not exceed 10 years from date of grant in the case of an Incentive Option. The Committee shall determine at what time or times each option may be exercised and, subject to the provisions of the 1992 Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. In general, no stock option may be exercisable until at least six months after the date of grant.

Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instruction to the broker from the optionee.

At the discretion of the Committee, options granted under the 1992 Plan may include a so-called "reload" feature pursuant to which an optionee exercising an option by delivery of shares of Common Stock may be automatically granted an additional option to purchase that number of shares equal to the number delivered to exercise the original option.

To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Options for Non-Employee Directors. Under the 1992 Plan, all directors of the Company who are not employees of the Company and who are initially elected to the Board of Directors on or after the approval of the 1992 Plan by the stockholders shall automatically be granted at such election a Non-Qualified Option to purchase 10,000 shares of Common Stock. Upon re-election of any non-employee director on or after the date of approval of the 1992 Plan by the stockholders, such non-employee director will automatically be granted a Non-Qualified Option to purchase 3,000 shares of Common Stock. The exercise price per share of each option will be equal to the fair market value of the shares of Common Stock on the date the option is granted. In general, options granted to non-employee directors will become exercisable over a three-year period after the date of grant, and no such option will be exercisable during the first year after its grant. In November 1999, the Board of Directors amended the 1992 Plan to provided a grant of 15,000 options upon election and automatic grant of 15,000 options upon re-election.

Conditioned Stock. The Committee may also award shares of Common Stock to officers and key employees subject to such conditions and restrictions as such Committee may determine ("Conditioned Stock"). These conditions and restrictions may include the achievement of certain performance objectives and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of shares of Conditioned Stock shall be determined by the Committee.

If a participant who holds shares of Conditioned Stock terminates employment for any reason (including death) prior to the achievement of certain performance objectives and/or prior to the end of the restricted period applicable to such Conditioned Stock, the Company shall have the right to repurchase the shares or to require their forfeiture in exchange for the amount, if any, which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a stockholder with respect to the shares of Conditioned Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1992 Plan or in his Conditioned Stock award.

Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1992 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to other bonus plans of the Company. Non-employee directors of the Company may elect to receive all or a portion of their directors' fees, on a current or deferred basis, in shares of Unrestricted Stock by entering into an irrevocable agreement with the Company at least six months in advance of the beginning of a calendar year. Employees, with the permission of the Committee, may make similar irrevocable elections to receive a portion of their compensation in Unrestricted Stock.

Performance Share Awards. The Committee may also grant a performance share award to employees entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine ("Performance Share Award"). Except as otherwise determined by the Committee, rights under a Performance Share Award not yet earned will terminate upon a participant's termination of employment.

Deferrals; Nature of Company's Obligations Under the 1992 Plan. The Committee may require or may permit participants to make elections to defer receipt of benefits under the 1992 Plan. The Committee may also provide for the accrual of interest or dividends on benefits deferred under the 1992 Plan on such terms as the Committee may determine. Unless the Committee expressly determines otherwise, participants in the 1992 Plan will have no rights greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to meet the Company's obligations under the 1992 Plan, provided that such trusts and arrangements are consistent with the foregoing sentence.

Adjustments for Stock Dividends, Mergers, Etc. The Committee shall make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may (subject to the provisions described below under "Change of Control Provisions") accelerate or, upon payment or other consideration for the vested portion of any award as the Committee deems equitable in the circumstances, terminate such awards.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1992 Plan and the Committee may at any time amend or cancel outstanding awards (or provide substitute awards at the same or a reduced exercise or purchase price) for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action shall be taken which adversely affects any rights under outstanding awards without the holder's consent. Moreover, no such amendment, unless approved by the stockholders of the Company, shall be effective if it would cause the 1992 Plan to fail to satisfy any then applicable incentive stock option rules under federal tax law or applicable requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or cause any member of the Committee to cease to be a "disinterested person" as defined thereunder. Currently, the incentive stock option regulations would require stockholder approval for an increase in the maximum number of shares issuable pursuant to Incentive Options under the 1992 Plan or a modification in eligibility requirements under the 1992 Plan, and Rule 16b-3 would currently require such approval if the amendment materially increased benefits accruing to participants under the 1992 Plan, materially increased the number of securities issuable under the 1992 Plan or materially modified eligibility requirements under the 1992 Plan.

Change of Control Provisions. The 1992 Plan provides that in the event of a "Change of Control" (as defined in the 1992 Plan) of the Company, all stock options shall automatically become fully exercisable, subject to the limitations on exercisability applicable to Incentive Options. Restrictions and conditions on awards of Conditioned Stock shall automatically be deemed waived. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

Tax Aspects Under the U.S. Internal Revenue Code
The following is a summary of the principal federal income tax consequences of transactions under the 1992 Plan. It does not describe all federal tax consequences under the 1992 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is realized by an optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and
(b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability).

Non-Qualified Options. With respect to Non-Qualified Options under the 1992 Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

Conditioned Stock. A recipient of Conditioned Stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the Conditioned Stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of Conditioned Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not he entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. The Company generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Unrestricted Stock. The recipient of Unrestricted Stock will generally be subject to tax at ordinary income rates on the fair market value of such Unrestricted Stock on the date that such Unrestricted Stock is issued to the participant. The Company generally will be entitled to a deduction equal to the amount treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares. The recipient of a Performance Share Award will generally be subject to tax at ordinary income rates on the fair market value of any Common Stock issued under the award, and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient.

Dividends. Dividends paid on Common Stock (including Conditioned Stock) will be taxed at ordinary income rates to the recipients Generally, the Company will not be entitled to any deduction for dividends, except in the case of dividends paid on Conditioned Stock with respect to which no Section 83(b) election has been filed.

Payment In Respect of a Change of Control. The 1992 Plan provides for acceleration or payment of awards and related shares in the event of a Change of Control as defined in the 1992 Plan. Such acceleration or payment may cause the consideration involved to be treated in whole or in part as "parachute payments" under the Code. Any such "parachute payments" may be non-deductible to the Company in whole or in part, and the recipient may be subject to a 20% excise tax on all or part of such payments.

COMPENSATION COMMITTEE REPORT

Decisions concerning the compensation of the Company's executive officers generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company. This Compensation Committee Report summarizes the Company's executive officer compensation practices and policies for fiscal year 2000. Messrs. Groninger, Manuel and Thigpen were members of the Committee during the fiscal year 2000 until they were not re-elected as members of the Board of Directors by the Company's stockholders on October 8, 1999. The new Compensation Committee consists of two members, Joseph Pennacchio and Jesse Choper. The new Compensation Committee followed the guidelines already established for the Company for fiscal year 2000.

Compensation Policies
The Company's compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The Company's executive officer compensation consists of two key components: (1) an annual component, consisting of annual base salary and annual incentive bonus, if any, and (2) a long-term component consisting of the grant of stock options. Annual incentive cash bonuses are earned by eligible executive officers under the Company's Senior Executive Incentive Plan (the "SEIP") adopted in fiscal year 1996 based upon the achievement of measurable corporate performance goals established prior to or in the first quarter of each fiscal year. However, emphasis in incentive compensation is placed on the more strategic stock-based plans which more closely align the interests of the executive officers with those of the stockholders of the Company and which provide incentives to attract individuals and to motivate and retain executive officers over the long-term.

The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company's former Chief Executive Officer, Joel H. Reichman, are described below.

(1) Annual Component: Base Salary and Annual Incentive Bonus Annual Base Salary:
The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer's position and comparing the executive officers' salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the "Industry"). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. Annual base salary adjustments are influenced by the Company's performance in the previous fiscal year and the individual's contribution to that performance, the individual's performance, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual's level of responsibility (which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible). Under the Company's employment agreements with Mr. Reichman, Mr. Semel and Mrs. Faulkner, compensation for such executive officers had a base salary element and annual cost of living increases for fiscal year 2000. Each of the three former executive officers declined to accept cost of living increases set forth in their employment agreements for fiscal year 2000.

Annual Incentive Bonus: The concept underlying the SEIP is to link compensation to the performance of the Company based on measurable corporate performance criteria. The Compensation Committee annually determines which executive officers are eligible to participate in the SEIP for the following fiscal year. Generally, an executive officer's eligibility is determined based upon an assessment of such officer's performance during the previous fiscal year as well as other factors which members of the Compensation Committee may take into account. In order for bonuses to be paid under the SEIP in fiscal year 2000, the SEIP required the achievement of quantifiable corporate performance goals measured by earnings per share and the employees must be employed by the Company as of the date payment is to be made. In the first quarter of fiscal 2000, the Compensation Committee established the goals for each measure of performance. These corporate performance goals, as well as certain other features of the SEIP, are the same performance criteria and features used in the annual incentive compensation plans in which other eligible employees of the Company participate.

However, Mr. Reichman, Mr. Semel and Mrs. Faulkner were not employees of the Company on April 27, 2000, the date when payment was made under the SEIP. Therefore, they were not entitled to receive the bonus.

(2) Long-Term Component: Stock Options
To align executive officers' interests more closely with the interests of the stockholders of the Company, the Company's long-term compensation program emphasizes the grant of stock options exercisable for shares of Common Stock. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock options normally are granted to executive officers in amounts based largely upon the size of stock-based awards of other companies in the Industry for comparable positions as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock option grants, including, but not limited to, the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company. No stock options were granted under this program in fiscal year 2000.

In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to the Company's eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

The Commission requires that this Compensation Committee Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

Compensation for the Chief Executive Officer

Mr. Reichman served as the Company's President and Chief Executive Officer until his resignation on October 20, 1999. The following discussion sets forth the bases for Mr. Reichman's compensation during fiscal year 2000 and the relationship between his compensation and the performance of the Company.

Annual Base Salary: Mr. Reichman's base salary was initially fixed in October 1995 by his employment agreement at $375,000 per annum. Thereafter, it was subject to increase by the Compensation Committee and, as of the first day of each fiscal year of the Company, was to be increased by at least the percentage increase in the cost of living in Boston, Massachusetts. The Compensation Committee did not authorize an increase in Mr. Reichman's base salary for fiscal year 2000 and Mr. Reichman declined to accept a cost of living increase set forth in his employment agreement for fiscal year 1998, fiscal year 1999 and fiscal year 2000.

Annual Incentive Bonus: As in the case of the other former executive officers of the Company, Mr. Reichman did not receive a bonus for fiscal year 2000 because he was not employed at the time of payment.

Stock Options: In light of the Company's performance in fiscal year 2000 and Mr. Reichman's contribution to that performance and in furtherance of the Compensation Committee's policy of more closely aligning the executive officers interests with those of the stockholders, no stock options were granted.

The new Compensation Committee consisting of Joseph Pennacchio and Jesse Choper approved the hiring of John J. Schultz as interim Chief Executive Officer and President after Mr. Reichman resigned on October 20, 1999. The new Committee negotiated a consulting agreement ("Consulting Agreement") with Mr. Schultz. The Consulting Agreement paid Mr. Schultz $2,000 per day of service, plus out-of-pocket expenses. In addition, Mr. Schultz received 15,000 options per year of service. These options are fully vested and have a ten-year expiration period. On April 10, 2000, the Committee granted Mr. Schultz additional 65,000 options, which have a thirty-month vesting period and a ten-year term.

                           THE COMPENSATION COMMITTEE
                                Joseph Pennacchio
                                  Jesse Choper

                                PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative stockholder return with that of a broad market index (Standard & Poor's Industrials Index) and one published industry index (Standard & Poor's Retail (Specialty-Apparel) Index) for each of the most recent five years ended January
31. The cumulative stockholder return for shares of Common Stock and each of the indices is calculated assuming that $100 was invested on January 31, 1995. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates. In addition there is a chart of the annual percentage return of the Company's Common Stock, the S & P Industrial-Wed and Retail (Specialty Apparel) 500.

                                                 Annual Return Percentage
                                                       Years Ending
Company/Index                          Jan 96  Jan 97  Jan 98    Jan99   Jan 00
-------------------------------------------------------------------------------
DESIGNS, INC.                          (22.03)   4.35  (63.55)   28.58  (46.66)
S&P INDUSTRIALS-WED                     37.58   24.05   27.98    33.90   17.37
RETAIL (SPECLTY-APPAREL)- 500           19.08   26.62   81.54   107.05   (4.64)

                                                     Indexed Returns
                            Base Period
Company/Index                  Jan 95  Jan 96  Jan 97  Jan 98   Jan99   Jan 00
-------------------------------------------------------------------------------
DESIGNS, INC.                    100    77.97   81.36   29.65    38.13    20.34
S&P INDUSTRIALS-WED              100   137.58  170.66  218.42   292.46   343.26
RETAIL (SPECLTY-APPAREL)- 500    100   119.08  150.78  273.73   566.75   540.42


The graph and other data above were prepared by Standard & Poor's Compustat Services, a division of The McGraw-Hill Companies.

Limitation of Liability; Indemnification

The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by the Delaware General Corporation Law. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that directors remain liable for
(i) any breach of the directors' duty of loyalty to a company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the directors derived an improper personal benefit. The effect of this provision of the Certificate of Incorporation is that directors cannot be held liable for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in the preceding sentence. The provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

The Certificate of Incorporation and the Company's By-Laws further provide for indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Certain Relationships and Related Transactions

On October 28, 1999, the Company entered into a consulting agreement with Jewelcor Management, Inc. ("JMI"), then a 9.9% stockholder of the Company, to assist in developing a strategic plan for the Company and for other related consulting services as may be agreed upon between JMI and the Company. As compensation for these services, JMI received a non-qualified stock option to purchase up to 400,000 shares of the Company's Common Stock, exercisable at the closing price of the Common Stock on the Nasdaq National Market on October 28, 1999. Any remaining compensation due, subject to final determination in accordance with the terms of such consulting agreement, will be paid to JMI in cash or stock. In October 1999, the Company also reimbursed JMI in the amount of $400,000, which was paid in the form of 346,021 shares of the Company's Common Stock, based on the closing price of the Common Stock on October 29, 1999 for expenses incurred by JMI in connection with the recent proxy solicitation. Subsequently, on April 7, 2000, Seymour Holtzman, President and Chief Executive Officer of JMI, was elected to the Company's Board of Directors and on April 11, 2000 was elected Chairman of the Board.

The Company has also entered into separate consulting agreements with three of its Board members: John J. Schultz, Robert L. Patron and
George T. Porter, Jr.

On October 20, 1999, the Company engaged John J. Schultz to act as President and Chief Executive Officer of the Company on an interim basis and to assist in the search for a permanent President and Chief Executive Officer. As compensation for those services and additional services he may provide in the future, Mr. Schultz was paid a rate of $2,000 per day, payable at his election in cash or in shares of Common Stock, plus reimbursement of reasonable out-of-pocket expenses. Mr. Schultz' compensation also included the grant of stock options to purchase 15,000 shares of the Company's Common Stock for each calendar year in which Mr. Schultz served as President and Chief Executive Officer. The per share exercise price of these options was the closing price of shares of Common Stock on the date of the grant. For fiscal year 2000, Mr. Schultz was paid $75,371 as compensation and reimbursement of expenses and received 30,000 options. On April 10, 2000, the Compensation Committee granted Mr. Schultz, as a bonus, an additional 65,000 options. The exercise price is the closing price of the Common Stock on the day of the grant.

On November 19, 1999, the Company entered into a consulting agreement with Business Ventures International, Inc., a company affiliated with Robert L. Patron, a member of the Board of Directors, to advise the Company with regard to real estate matters. As compensation for these services, Business Ventures International, Inc. was paid a rate of $2,000 per day, payable at their election in cash or Common Stock, plus reasonable out-of-pocket expenses. Business Ventures International, Inc.'s compensation also included the grant of stock options to purchase 15,000 shares of the Company's Common Stock for each year in which Business Ventures International, Inc. furnished real estate consulting services to the Company. The per share exercise price of these options was the closing price of shares of Common Stock on the date of grant. For fiscal year 2000, Business Ventures International, Inc. was paid $14,000 as compensation and received 30,000 options.

On February 8, 2000, the Company retained George T. Porter, Jr. to advise the Company with regard to merchandising strategies and operations. As compensation for these services, Mr. Porter was paid a rate of $2,000 per day, payable at his election in cash or Common Stock, plus reasonable out-of-pocket expenses. Mr. Porter's compensation also included the grant of stock options to purchase 15,000 shares of the Company's Common Stock for each year in which Mr. Porter furnished consulting services to the Company. The per share exercise price of these options was the closing price of shares of Common Stock on the date of grant. For fiscal year, 2000, Mr. Porter was paid $7,373 as compensation and reimbursement of expenses and received 30,000 options.

Relationship with Independent Public Accountants

On December 21, 1999, the Company dismissed its principal independent accountants, Arthur Anderson LLP ("Arthur Andersen") and engaged Deloitte & Touche LLP (Deloitte & Touche") as its new principal independent accountants. The Company's Board of Directors and its Audit Committee unanimously approved the change of principal independent accountants. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

During fiscal year 1998 and 1999 and thereafter until the engagement of Deloitte & Touche, the Company did not consult Deloitte & Touche regarding the type of audit opinions that might be rendered on the Company's financial statements relating to such periods. Throughout those same periods, there were no matters that occurred that constituted either a disagreement or the kind of event described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission.

Arthur Andersen served as the Company's principal independent accountants from June 19, 1998 to December 21, 1999. During fiscal year 1999 and thereafter through December 21, 1999, there were no disagreements between the Company and Arthur Andersen on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matters thereof in its reports. During the fiscal year 1999 and thereafter through December 21, 1999, there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission. In addition, none of the reports issued by Arthur Andersen concerning the Company's financial statements for the fiscal year end January 27, 1999 and thereafter through December 21, 1999 contained any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Coopers & Lybrand LLP ("Coopers & Lybrand") served as the Company's independent accountants from 1981 to June 19, 1998. During fiscal year 1998 and thereafter through June 19, 1998, there were no disagreements between the Company and Coopers & Lybrand on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Coopers & Lybrand, would have caused Coopers & Lybrand to make reference to the subject matters thereof in its reports. During the fiscal year 1998 and thereafter through June 19,1998 there was no occurrence of the kinds of events described in Item 304(a)(1)(v) of Regulations S-K promulgated by the Commission. In addition, none of the reports issued by Coopers & Lybrand concerning the Company's financial statements for the Company's fiscal years ended January 31, 1998 and February 1, 1997 and thereafter through June 19, 1998, contained any adverse opinion or disclaimer of opinion. Such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Shares Entitled to Vote

At the close of business on May 15, 2000, the record date for the Annual Meeting, there were 16,441,251 shares of Common Stock issued and outstanding. Each share is entitled to one vote at the Annual Meeting.

Solicitation

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. D.F. King & Company, Inc. has been retained by the Company for a fee not to exceed $5,000 to aid in solicitation of proxies.

                              STOCKHOLDER PROPOSALS

The By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the By-Laws. A stockholder's notice will be timely if delivered to, or mailed to and received by, the Company not less than seventy-five days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding Annual Meeting (the "Anniversary Date"). To bring an item of business before the 2001 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before February 26, 2001 nor later than April 12, 2001. In the event the Annual Meeting is scheduled to be held on a date more than thirty days before the Anniversary date or more than sixty days after the Anniversary Date, however, a stockholder's notice will be timely delivered to, or mailed to, and received by, the Company not later than the close of business on the later of (a) the seventy-fifth day prior to the scheduled date of such Annual Meeting or (b) the fifteenth day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

                                  OTHER MATTERS

     As of this date, management knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them. The Annual Report on Form 10-K for fiscal year 2000 is accompanying the Proxy Statement.

Exhibit A

                                  DESIGNS, INC.
                                 AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                             ROLE AND RESPONSIBILITY


A.       INTRODUCTION

The role of the audit committee is to supervise and ensure the soundness of the Designs, Inc. ("Company") audit and its relationship with its independent accountants; and provide the Board, the independent accountants and the internal auditors with direct, non-management access to each other on a regular basis. The primary objective of the Audit Committee is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external independent auditor.

B.       COMPOSITION

The Committee shall consist of not less than three non-employee Directors elected the Board of Directors who are not otherwise affiliates of the Corporation. The membership of the Committee must meet the requirements set forth in Rule 4310 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board shall designate one member of the Audit Committee to be Chairman of the Committee. Accordingly, all members must be Directors independent of management and free of any relationships which, in the opinion of the Board, would interfere with independent judgment as Committee members. A majority of the members shall be Directors who were not formerly officers of the Corporation or any of its subsidiaries. The Secretary of the Corporation shall serve as Secretary of the committee.

C.       ROLE OF THE COMMITTEE


     1. Reviews and sets the scope of the Accountants' annual examination and reviews the engagement letter and fees prior to the commencement of such examination.

     2. At the completion of the annual examination and prior to any public disclosure, the committee reviews:
              A. the financial statements, proxy and 10K;
              B. the independent public accountants "management letter"
                 recommendations; and C. post-audit matters, including any differences between planned and actual scope of the audit.
              D. Review earnings releases.
              E. Review significant or unusual transactions and accounting estimates.

     3. Reviews recent and prospective opinions of the Accounting Principles Board and their impact upon the Corporation's accounting and financial statements.

     4. Reviews the adequacy of the Corporation's internal accounting controls and management information systems and reviews the quality and depth of staffing in the accounting and financial areas including internal controls.

     5. Reviews on an annual basis non-audit services and fees of public accounting firm responsible for the annual audit.

     6. The Committee Chairperson has authority to act for the Committee in engaging outside consultants for a special Audit Committee matter assignment up to $25,000.



     The Committee reviews with management the adequacy of the Corporation's accounting controls and management information systems. In doing so, it:

     1. Reviews alternate accounting methods, practices and policies and authorized changes to be made where appropriate. Such changes are reported to the Board of Directors.

     2. Reviews implementation of recommendations made by the Corporation's independent public accountants including the "management letter" recommendations.

     3. Reviews additions or changes to internal controls, policies and practices.

     4. Reviews with the Vice President, Internal Auditing, the adequacy of the internal audit program and staff, and the findings of any significant reviews and audits.

     In addition, the Committee:

     1. Reviews the performance of the corporation's independent public accountants and recommends to the Board the selection and engagement of such accountants.

     2. Reviews the results of the annual ethics and sensitive payments questionnaires and makes any additional inquiries it may deem appropriate.

     3. Reviews or directs the Vice President, Internal Auditing, to review any areas of concern with respect to the internal accounting system.

     4. Reports a summary of its actions and the results of its reviews to the next meeting of the Board.

     5. Provides the Corporation's independent public accountants and internal control staff with normal and easy access to the Board.

     6.       Authorized special audits as needed.

     7. Reviews the consistency and adequacy of all interim financial disclosures based upon the limited review by the independent public accountants.

     8. Discusses with the internal auditor and the independent public accountant what steps are planned for a review of the Corporation's electronic data processing procedures and controls, and inquires as to the specific security programs to protect against computer fraud or misuse from both within and outside the Corporation.

     9. Inquiries as to the extent to which independent public accountants other than the principal auditor are to be used and understand the rationale for using them. The Committee should request that their work be coordinated and that an appropriate review of their work be performed by the principal auditor.

     10. Review in-house policies and procedures for regular review of officers' expenses and perquisites including any use of corporate assets, inquiries as to the results of the review and, if appropriate, reviews a summarization of the expenses and perquisites of the period under review.

D.       QUORUM
         Majority of current membership.

E.       REPORTING
         At the next regularly scheduled meeting of the Board.

F.       MEETING SCHEDULE
         Meets in March, June and December at the time of the regularly scheduled Board meetings and other times on call of its Chairperson.

                                                  DESIGNS, INC.
                                                  Notice Of 2000
                                                  Annual Meeting of
                                                  Stockholders and
                                                  Proxy Statement

                                                  Monday, June 26, 2000 10:00
                                                  A.M.

                                                  Sheraton Needham Hotel
                                                  100 Cabot Street
                                                  Needham, Massachusetts 02494

                                                  Please sign your proxy and
                                                  return it in the enclosed
                                                  postage-paid envelope so that
                                                  you may be represented at the
                                                  Annual Meeting.